EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. APPOINTS TERRENCE O’CONNOR

TO ITS BOARD OF DIRECTORS

SOUTHPORT, CT – September 22, 2014 – Sturm, Ruger & Company, Inc. (NYSE:RGR) announced that its Board of Directors has voted to increase the number of Directors to seven, and has appointed Mr. Terrence O’Connor as a Board member effective immediately.

Mr. O’Connor has spent over 30 years in the financial investment industry. Currently he is the Chairman of the Executive Committee of Bald Eagle Partners, a private Real Estate investment firm. Previously he served as the Managing Partner of Cedar Creek Management, LLC, a private investment partnership, and as Partner at HPB Associates, also a private investment firm. Prior to that, Mr. O’Connor spent 10 years at Kidder Peabody in various capacities.

Mr. O’Connor graduated from Bucknell University and earned his Master of Business Administration from the Wharton School of the University of Pennsylvania.

President and Chief Executive Officer Michael O. Fifer commented, “Terry O’Connor is a talented and energetic executive who will enhance the capabilities of our Board with his financial insight and extensive knowledge of our industry. We are fortunate to have Terry join Sturm, Ruger’s Board of Directors and look forward to his valuable contributions to the Company.”

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. The only full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

 The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.